Exhibit 99.1

KIMBALL ELECTRONICS REPORTS STRONG Q4 AND FISCAL YEAR 2021 RESULTS
COMPLETES RECORD SETTING YEAR AND PROVIDES GUIDANCE WITH STRENGTH CONTINUING IN FISCAL 2022

•Fiscal year 2021 set records for net sales, operating income as a percent of net sales, diluted EPS, and cash flow from operating activities
•Net sales in the fourth quarter totaling $329 million, up 15% year-over-year
•Fourth quarter operating income of 5.2% of net sales, adjusted non-GAAP of 5.5%, a 170 bps increase over adjusted non-GAAP Q4 last year
•Net income of $14.4 million in the fourth quarter, or $0.57 per diluted share, compared to net loss of $1.3 million, or ($0.05) per share, in Q4 last year
•Fourth quarter adjusted non-GAAP net income of $14.7 million, or $0.58 per diluted share, compared to adjusted non-GAAP Q4 fiscal year 2020 net income of $8.5 million, or $0.34 per diluted share
•Strong cash flow from operating activities of $26.3 million during the fourth quarter, our fifth consecutive quarter exceeding $20 million

JASPER, Ind., August 4, 2021 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for its fourth quarter and fiscal year ended June 30, 2021.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Amounts in Thousands, except EPS)	2021	2020	2021	2020
Net Sales	$329,125	$286,156	$1,291,807	$1,200,550
Operating Income	$17,079	$1,609	$65,703	$31,996
Adjusted Operating Income (non-GAAP) (1)(2)	$17,972	$10,816	$67,404	$40,769
Operating Income %	5.2%	0.6%	5.1%	2.7%
Adjusted Operating Income (non-GAAP) %	5.5%	3.8%	5.2%	3.4%
Net Income (Loss)	$14,446	$(1,273)	$56,791	$18,196
Adjusted Net Income (non-GAAP) (1)	$14,708	$8,545	$56,388	$28,014
Diluted EPS	$0.57	$(0.05)	$2.24	$0.71
Adjusted Diluted EPS (non-GAAP) (1)	$0.58	$0.34	$2.23	$1.10
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.
(2) Beginning in the first quarter of fiscal year 2021, adjusted operating income excludes changes in the fair value of our supplemental employee retirement plan, or SERP, liability which are exactly offset by the revaluation to fair value of the SERP investments in Other Income (Expense), net, and as a result have no impact on net income. Prior reported periods have been revised accordingly.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “We are very pleased with our operating results for the fourth quarter and the strong finish to a record setting fiscal year 2021. Our team remains laser-focused on fulfilling commitments made to our customers as we work through the ongoing challenges caused by the pandemic and the global parts shortage. Despite the headwinds, we delivered strong top line growth, excellent margin expansion, and impressive earnings growth with adjusted Q4 EPS increasing 71% over the same period last year. I could not be more proud of our team and how we’re creating quality for life.”

Mr. Charron continued, “We are well positioned to carry the momentum from 2021 into fiscal year 2022. As a result of the ongoing semiconductor shortage, a portion of our shippable backlog continues to shift out ahead of us which will likely result in two very different halves for us in the fiscal year. Our full year guidance contemplates this as we expect material supply to steadily catch up with customer demand throughout the first half of fiscal year 2022, thus enabling us to ship the majority of the surplus backlog in the second half of fiscal year 2022. We expect that catching up on the backlog combined with strong organic growth from new and existing programs will provide significant year-over-year growth for us in fiscal year 2022.”

Fourth Quarter Fiscal Year 2021 Overview:
•Consolidated net sales increased 15% compared to the fourth quarter of fiscal year 2020, with strength in the Automotive and Industrial vertical markets. Foreign currency had a favorable 3% impact on net sales in the current quarter compared to the same period a year ago.
•Operating activities provided cash of $26.3 million during the fourth quarter, which compares to cash provided by operating activities of $21.5 million in the fourth quarter of fiscal year 2020.
•Cash conversion days (“CCD”) for the quarter ended June 30, 2021 were 64, down from 66 days in the third quarter of fiscal year 2021 and 81 days in the quarter ended June 30, 2020. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.
•Investments in capital expenditures were $15.9 million in the fourth quarter.

Net Sales By Vertical Market:

	Three Months Ended					Fiscal Year Ended
	June 30,					June 30,
(Amounts in Millions)	2021	*	2020	*	Percent Change	2021	*	2020	*	Percent Change
Automotive	$141.7	43%	$73.7	26%	92%	$551.5	43%	$457.4	38%	21%
Medical	85.1	26%	123.7	43%	(31)%	384.8	30%	397.8	33%	(3)%
Industrial	86.7	26%	74.3	26%	17%	293.7	23%	271.0	23%	8%
Public Safety	10.8	3%	12.0	4%	(10)%	48.1	3%	56.2	5%	(14)%
Other	4.8	2%	2.5	1%	93%	13.7	1%	18.2	1%	(25)%
Total Net Sales	$329.1		$286.2		15%	$1,291.8		$1,200.6		8%

*As a percent of Total Net Sales

–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, optical inspection, and smart metering
–Public Safety includes thermal imaging, first responder electronics, and security

Fiscal Year 2021 Overview:
•Net sales increased 8% in fiscal year 2021, with strength in the Automotive and Industrial vertical markets. Foreign currency had a favorable 3% impact on net sales compared to fiscal year 2020.
•Operating income of 5.1% of net sales. Adjusted non-GAAP operating income of 5.2% of net sales, a 180 bps improvement over fiscal year 2020.
•Net income of $56.8 million, or $2.24 per diluted share.
•Adjusted non-GAAP net income of $56.4 million, or $2.23 per diluted share, more than double fiscal 2020.
•Cash flow from operating activities of $130.1 million.
•Return on invested capital (“ROIC”) of 13.1% compared to 7.1% in fiscal 2020. ROIC is a non-GAAP financial measure, see reconciliation of non-GAAP financial measures.
•Investments in capital expenditures of $39 million.
Jana T. Croom, Vice President, Chief Financial Officer stated, “Fiscal 2021 was a record year for our company with many financial metrics including net sales, margin rates, earnings, cash flow from operating activities, and return on invested capital reaching all-time highs. Our team has demonstrated remarkable resilience throughout these unprecedented times.”
Fiscal Year 2022 Guidance:
•Net sales in the range of $1.4 - $1.5 billion, an 8% to 16% increase year-over-year
•Operating income in the range of 4.5% - 5.0% of net sales
•Capital expenditures of $60 - $70 million in support of our Thailand and Mexico expansions

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our fiscal year 2022 guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2020.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. The Company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Conference Call / Webcast

Date:	August 5, 2021
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-presentations
Dial-In #:	877-248-9893 (International Calls – 873-415-0287)
Conference ID:	6559168

For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2021 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2021		June 30, 2020
Net Sales	$329,125	100.0%	$286,156	100.0%
Cost of Sales	297,344	90.3%	265,231	92.7%
Gross Profit	31,781	9.7%	20,925	7.3%
Selling and Administrative Expenses	14,357	4.4%	11,391	4.0%
Other General Expense (Income)	345	0.1%	—	—%
Goodwill Impairment	—	—%	7,925	2.7%
Operating Income	17,079	5.2%	1,609	0.6%
Other Income (Expense), net	446	0.1%	(2,687)	(1.0)%
Income (Loss) Before Taxes on Income	17,525	5.3%	(1,078)	(0.4)%
Provision for Income Taxes	3,079	0.9%	195	0.0%
Net Income (Loss)	$14,446	4.4%	$(1,273)	(0.4)%

Earnings (Loss) Per Share of Common Stock:
Basic	$0.58		$(0.05)
Diluted	$0.57		$(0.05)

Average Number of Shares Outstanding: (1)
Basic	25,049		25,049
Diluted	25,232		25,049
(1) For the three months ended June 30, 2020, all outstanding stock compensation awards were antidilutive, as a result of the net loss recognized for the period, and were excluded from the dilutive calculation, including 210,000 average outstanding performance shares and 30,000 outstanding average deferred stock units.

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2021		June 30, 2020
Net Sales	$1,291,807	100.0%	$1,200,550	100.0%
Cost of Sales	1,173,772	90.9%	1,116,709	93.0%
Gross Profit	118,035	9.1%	83,841	7.0%
Selling and Administrative Expenses	52,704	4.0%	43,920	3.7%
Other General Expense (Income)	(372)	0.0%	—	—%
Goodwill Impairment	—	—%	7,925	0.6%
Operating Income	65,703	5.1%	31,996	2.7%
Other Income (Expense), net	4,351	0.3%	(6,839)	(0.6)%
Income Before Taxes on Income	70,054	5.4%	25,157	2.1%
Provision for Income Taxes	13,263	1.0%	6,961	0.6%
Net Income	$56,791	4.4%	$18,196	1.5%

Earnings Per Share of Common Stock:
Basic	$2.26		$0.72
Diluted	$2.24		$0.71

Average Number of Shares Outstanding:
Basic	25,088		25,243
Diluted	25,284		25,428

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2021	2020
Net Cash Flow provided by Operating Activities	$130,095	$72,808
Net Cash Flow used for Investing Activities	(38,796)	(38,482)
Net Cash Flow used for Financing Activities	(53,078)	(17,934)
Effect of Exchange Rate Change on Cash and Cash Equivalents	3,231	(678)
Net Increase in Cash and Cash Equivalents	41,452	15,714
Cash and Cash Equivalents at Beginning of Period	64,990	49,276
Cash and Cash Equivalents at End of Period	$106,442	$64,990

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2021	June 30, 2020
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$106,442	$64,990
Receivables, net	203,382	180,133
Contract assets	45,863	70,350
Inventories	200,386	219,043
Prepaid expenses and other current assets	27,320	23,891
Property and Equipment, net	163,251	154,529
Goodwill	12,011	12,011
Other Intangible Assets, net	17,008	19,343
Other Assets	38,398	30,539
Total Assets	$814,061	$774,829

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$26,214	$26,638
Accounts payable	216,544	203,703
Accrued expenses	58,016	42,264
Long-term debt under credit facilities, less current portion	40,000	91,500
Long-term income taxes payable	8,854	9,765
Other	22,461	21,594
Share Owners’ Equity	441,972	379,365
Total Liabilities and Share Owners’ Equity	$814,061	$774,829

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating Income, as reported	$17,079	$1,609	$65,703	$31,996
Goodwill Impairment	—	7,925	—	7,925
SERP (1)	548	1,282	2,073	848
Legal Settlements (Recovery)	345	—	(372)	—
Adjusted Operating Income	$17,972	$10,816	$67,404	$40,769

Net Income (Loss), as reported	$14,446	$(1,273)	$56,791	$18,196
Goodwill Impairment	—	6,947	—	6,947
Adjustments After Measurement Period on GES Acquisition	—	2,871	(121)	2,871
Legal Settlements (Recovery)	262	—	(282)	—
Adjusted Net Income	$14,708	$8,545	$56,388	$28,014

Diluted Earnings (Loss) Per Share, as reported	$0.57	$(0.05)	$2.24	$0.71
Goodwill Impairment	—	0.28	—	0.28
Adjustments After Measurement Period on GES Acquisition	—	0.11	—	0.11
Legal Settlements (Recovery)	0.01	—	(0.01)	—
Adjusted Diluted Earnings Per Share	$0.58	$0.34	$2.23	$1.10

Operating Income			$65,703	$31,996
Goodwill Impairment			$—	$7,925
SERP (1)			$2,073	$848
Legal Settlements (Recovery)			$(372)	$—
Adjusted Operating Income (non-GAAP)			$67,404	$40,769
Tax Effect			$12,844	$9,831
After-tax Adjusted Operating Income			$54,560	$30,938
Average Invested Capital (2)			$415,999	$437,263
ROIC			13.1%	7.1%
(1) Beginning in the first quarter of fiscal year 2021, adjusted operating income excludes changes in the fair value of our supplemental employee retirement plan, or SERP, liability which are exactly offset by the revaluation of the fair value of the SERP investments in Other Income (Expense), net, and as a result have no impact on net income. Prior reported periods have been revised accordingly.
(2) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.